Exhibit 99


Investor Contact: 781-622-1111
Media Contact: 781-622-1252


                   THERMO VISION SIGNS AGREEMENT TO ACQUIRE
                NON-TELECOMMUNICATIONS OPTICAL FILTER BUSINESS

FRANKLIN, Mass., May 14, 1999 -- Thermo Vision Corporation (ASE-VIZ) announced today that it has signed a definitive purchase agreement to acquire the assets of the non-tele- communications optical filter business of Optical Corporation of America (OCA), a wholly owned subsidiary of Corning Incorporated. The acquisition will become effective July 5, 1999, to allow sufficient time to prepare for the relocation of OCA's equipment and personnel, currently located in Marlborough, Massachusetts, to Thermo Vision's Corion division in Franklin. The purchase price is $4.0 million.

      "We're looking forward to welcoming the OCA employees to the Thermo Vision family," said Kristine Stotz Langdon, president and chief executive officer of Thermo Vision. "We believe the acquisition will significantly enhance our ability to compete in the non-telecommunications segment of the optical filter market. In addition, through integration with our Corion division, we expect to improve our operating efficiencies."

      Thermo Vision designs, manufactures, and markets a diverse array of photonics products - light-based technologies for scientific and industrial applications - including optical components, sensors and imaging systems, and optically based instruments including lasers. Thermo Vision is a public subsidiary of Thermo Instrument Systems Inc., a Thermo Electron company. More
information  is  available  at   http://www.thermo.com/subsid/viz1.html  on  the
Internet.
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The following constitutes a "Safe Harbor" statement under the Private Securities
Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Forward-looking Statements" in Exhibit 13 to the company's annual report on Form 10-K for the year ended January 2, 1999. These include risks and uncertainties relating to: technological change, obsolescence, and new product development and acceptance;
the  company's   acquisition   strategy;   intense  competition;   international
operations; dependence on certain suppliers and vendors; intellectual property rights and litigation; dependence on the semiconductor industry and industry
volatility;   and  the   potential   impact  of  the  year  2000  on  processing
date-sensitive information.


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